Exhibit 16.1

July 3, 2014

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Crumbs Bake Shop, Inc. statements included under Item 4.01 of its Form 8-K dated July 3, 2014, and are in agreement with the statements contained therein concerning our Firm in response to item 304(a) of Regulation S-K.

Yours truly,

/s/ Rothstein Kass

Rothstein Kass